Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form S-1 of 4DMed, Ltd. of our report dated January 29, 2021, relating to the financial statements and schedules of 4DMed, Ltd. for the years ended December 31, 2020 and 2019, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement

Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, June 21, 2021